EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 24, 2010 with respect to the consolidated financial statements of Oxford Resource Partners, LP and subsidiaries and Oxford Mining Company and subsidiaries (the “Predecessor”) contained in the Registrant’s prospectus filed on July 15, 2010 that relates to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-165662), as amended. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cleveland, Ohio
July 30, 2010